Exhibit 99.1

                   BJ'S Restaurants, Inc. to Present
at the 6th Annual Cowen and Company Consumer Conference; Also Reports
    Preliminary, Unaudited Revenues for the Fourth Quarter of 2007


    HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--Jan. 7, 2008--BJ's Restaurants, Inc. (NASDAQ:BJRI) will be presenting at the 6th Annual Cowen and Company Consumer Conference in New York City on Tuesday, January 15, 2008 at 8:00 am (Eastern). Jerry Deitchle, President and CEO; Greg Levin, Executive Vice President and CFO; and Greg Lynds, Executive Vice President and Chief Development Officer will be presenting on behalf of the Company. Investors and interested parties may listen to the presentation at the Company's website located at http://www.bjsrestaurants.com. The presentation can be accessed by clicking on the "Investors" link from the Company's home page followed by the "Presentation" link. An archive of the presentation will be available following the live presentation for 30 days.

    The Company also reported preliminary, unaudited revenues for the fourth quarter of fiscal 2007, which ended on Tuesday, January 1, 2008. Revenues for the fourth quarter increased approximately 29% to $85.2 million compared to $65.9 million for the same quarter last year. Comparable restaurant sales increased approximately 4.9% during the quarter, successfully hurdling a strong 5.5% increase in comparable restaurant sales for the fourth quarter of fiscal 2006. Additionally, the total revenue contribution from the Company's newer restaurants exceeded management's expectations during the fourth quarter.

    "BJ's strong increase in revenues for the fourth quarter is all the more remarkable when considering the increasingly difficult macro operating environment for consumer sentiment and spending," commented Jerry Deitchle, President and CEO. "Our 4.9% increase in comparable restaurant sales for the fourth quarter marks BJ's 45th straight quarter of positive comparisons on that measure and reflects the sustained popularity and perceived value BJ's has with consumers."

    For the full fiscal years of 2005, 2006 and 2007, BJ's comparable restaurant sales increased approximately 4.6%, 5.8% and 6.2%, respectively. "We believe these impressive sales increases are attributable to the strategy we have been executing during the past three years to more clearly define BJ's as a higher quality, more differentiated 'casual-plus' concept, coupled with the favorable impacts of our operational toolset rollouts on our four-wall execution and modest menu price increases that have been accepted by our guests," said Deitchle. "We remain highly confident about BJ's opportunity to continue to gain market share in the estimated $90 billion-plus casual dining industry. Going forward into 2008, our leadership team has never felt better about the factors in BJ's business that we can control."

    "Like most restaurant company management teams and industry observers, we do not foresee a meaningful industry-wide turnaround from the current difficult macroeconomic trends during the upcoming year," commented Greg Levin, Executive Vice President and CFO. "Having said that, with a quality menu of over 100 menu items, including our signature pizza and beer offerings, at an average guest check of approximately $12, we believe the BJ's concept is well positioned to continue its profitable growth during 2008. We continue to work on a number of initiatives that are intended to help offset the pressures of the operating environment on guest traffic in general including, but not limited to, strengthening our off-premise sales channel (including online ordering and curbside cashiering technology rollouts) and offering call-ahead seating and upgraded beverage, lunch and kids programs that are more effectively marketed."

    During 2007, the Company achieved its stated goal to open as many as 13 new restaurants and thereby increased its total restaurant operating weeks by approximately 23% compared to the previous year. "We are pleased to reiterate our goal to open as many as 15 new restaurants during 2008 and thereby increase our total restaurant operating weeks another 20% to 25%," commented Greg Lynds, Executive Vice President and Chief Development Officer. "Signed leases or letters of intent are already in place to support our targeted new restaurant growth for 2008, and five new restaurants are already under construction. Additionally, thanks in large part to BJ's growing national reputation and the success of our 'casual-plus' strategy, we are now in a position to secure higher profile sites that have greater amounts of landlord construction contributions available. We believe this is a significant vote of confidence for the BJ's concept from the retail development community."

    BJ's Restaurants, Inc. currently owns and operates 68 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service and hospitality remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed, handcrafted beers throughout the chain. The Company's restaurants are located in California (39), Texas (11), Arizona (4), Colorado (3), Oregon (3), Nevada (2), Florida (3), Ohio
(1) and Oklahoma (2). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the web at www.bjsrestaurants.com.

    Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases, (v) food quality and health concerns, (vi) factors that impact California, where 39 of our current 68 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks,
(xiii) government regulations, (xiv) licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage,
(xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    For further information, please contact Greg Levin of BJ's
Restaurants, Inc. (714) 500-2400.


    CONTACT: BJ's Restaurants, Inc.
             Greg Levin, 714-500-2400